Exhibit 99.1

FOR IMMEDIATE RELEASE

Chemtura Corporation Issues $455 Million in Senior Notes and Closes $295 Million Senior Term Loan

PHILADELPHIA, Pa., August 27, 2010 — Chemtura Corporation, debtor-in possession (Pink Sheets: CEMJQ) (the “Company” or “Chemtura”), today announced that it has completed its previously announced private placement offering of $455 million in principal amount of 7.875% unsecured senior notes due 2018 (the “senior notes”). Chemtura also entered into its previously announced senior secured term loan facility in the principal amount of $295 million (the “term loan”). Chemtura issued the senior notes and entered into the term loan to fund its anticipated exit financing package required under its Chapter 11 plan of reorganization (the “Plan”), if the Plan is confirmed. The net proceeds of the senior notes and term loan have been funded into segregated escrow accounts for release to Chemtura if the Plan is confirmed by the Bankruptcy Court and certain other conditions are satisfied. Upon satisfaction of the escrow conditions, including confirmation of the Plan, Chemtura intends to use the net proceeds of the senior notes and the term loan, together with cash on hand, to make payments contemplated under the Plan and to fund Chemtura’s emergence from Chapter 11.

About the Company

Chemtura, with 2009 sales of $2.3 billion, is a global manufacturer and marketer of specialty chemicals, agrochemicals, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors. Important factors that could cause actual outcomes to differ materially from those in the forward-looking statements include the following: our ability to negotiate and enter into definitive agreements for the term loan facility, our ability to satisfy any conditions precedent to funding our anticipated exit financing facilities including the term loan facility, risks and uncertainties associated with our Chapter 11 plan of reorganization, including our ability to successfully complete a restructuring of our balance sheet, and other factors described in our periodic reports, including Item 1A Risk Factors of our Quarterly Report on Form 10-Q for the period ended June 30, 2010.

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CONTACT:

Investor Relations

Stephen Forsyth, 203-573-2213

or

Media Relations

John Gustavsen, 203-573-3224